                                                                     EXHIBIT 12



                               SNYDER OIL CORPORATION

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (Unaudited)

                                                          Year Ended December 31,
                                            -----------------------------------------------
                                             1990      1991      1992      1993      1994
                                            -------   -------   -------   -------   -------
                                                         (Dollars in thousands)

Income before taxes, minority
     interest and extraordinary item        $ 4,154   $ 3,893   $15,027   $22,538   $13,510
Interest expense                              6,273     8,452     4,997     5,315    10,337
                                            -------   -------   -------   -------   -------
Earnings before fixed charges               $10,427   $12,345   $20,024   $27,853   $23,847
                                            =======   =======   =======   =======   =======

Fixed Charges:
Interest expense                            $ 6,273   $ 8,452   $ 4,997   $ 5,315   $10,337
                                            -------   -------   -------   -------   -------
Total fixed charges                         $ 6,273   $ 8,452   $ 4,997   $ 5,315   $10,337
                                            =======   =======   =======   =======   =======

Ratio of earnings
     to fixed charges                          1.66      1.46      4.01      5.24      2.31
                                            =======   =======   =======   =======   =======

                                                                     EXHIBIT 12



                               SNYDER OIL CORPORATION

                         COMPUTATION OF RATIO OF EARNINGS TO
                    COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                     (Unaudited)

                                                          Year Ended December 31,
                                            -----------------------------------------------
                                             1990      1991      1992      1993      1994
                                            -------   -------   -------   -------   -------
                                                         (Dollars in thousands)

Income before taxes, minority
     interest and extraordinary item        $ 4,154   $ 3,893   $15,027   $22,538   $13,510
Interest expense                              6,273     8,452     4,997     5,315    10,337
                                            -------   -------   -------   -------   -------
Earnings before fixed charges               $10,427   $12,345   $20,024   $27,853   $23,847
                                            =======   =======   =======   =======   =======

Fixed Charges:
Interest expense                            $ 6,273   $ 8,452   $ 4,997   $ 5,315   $10,337
Preferred stock dividends                         0       453     4,800     9,100    10,806
                                            -------   -------   -------   -------   -------
Total fixed charges                         $ 6,273   $ 8,905   $ 9,797   $14,415   $21,143
                                            =======   =======   =======   =======   =======

Ratio of earnings
     to combined fixed charges
     and preferred dividends                  1.66      1.39      2.04      1.93     1.13
                                            =======   =======   =======   =======  =======